Exhibit 99.1

Contact:	Robert Jaffe
Investor Relations
424-288-4098
zqk@quiksilver.com

Quiksilver Reports Fiscal 2013 First Quarter Financial Results

Huntington Beach, California, March 7, 2013—Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the fiscal 2013 first quarter ended January 31, 2013.

“During the first quarter, we took a number of steps supporting our three core strategies of strengthening our brands, increasing sales and driving operating efficiencies,” said Andy Mooney, President and Chief Executive Officer of Quiksilver, Inc. “We are revising our global organizational structure and transitioning toward global core processes led by experienced senior executives. We appointed heads of global supply chain, global footwear design and global apparel design, and we are actively recruiting a chief marketing officer. In addition, we made decisions to better focus the product line breadth of our three core global brands. We believe these actions will help lay the foundation for improved operating results.

“Net revenues in the first quarter were impacted by the closure of underperforming retail stores over the last year, as well as disappointing performances in our wholesale channel and in the Americas region,” continued Mooney. “On the positive side, we saw continued growth in our emerging markets and e-commerce channel, a modest improvement in gross margin and lower operating expenses.”

Please refer to the accompanying tables for a reconciliation of GAAP results to certain non-GAAP results for the first quarter, net revenues in historical and constant currency, and a definition of our emerging markets.

Fiscal 2013 First Quarter Review:

The following comparisons refer to the first quarter of fiscal 2013 versus the first quarter of fiscal 2012.

Net revenues were $431 million compared with $450 million, and were down 3%, or $15 million, in constant currency.

•	Americas net revenues decreased 9% to $186 million from $205 million, and were down 9% in constant currency.

•	EMEA net revenues increased 1% to $171 million from $169 million, and were up 2% in constant currency.

•	APAC net revenues decreased 2% to $73 million from $75 million, and were down 1% in constant currency.

Gross margin increased to 51.0% of net revenues compared with 50.7%, primarily driven by a net revenue mix shift toward our more profitable segments and distribution channels. The Americas segment and the wholesale distribution channel, which experienced the largest percentage decreases in net revenues, typically have lower gross margins compared to the Company’s other segments and channels.

SG&A decreased to $225 million compared with $230 million, primarily due to the Company’s ongoing expense reduction efforts which resulted in savings across several expense categories. These savings were partially offset by a $4 million increase in e-commerce expenses associated with the continuing growth of the Company’s online business.

Quiksilver, Inc. Reports First Quarter Fiscal 2013 Financial Results

March 7, 2013

Asset impairments were $3 million compared with $0.

Foreign currency loss was $3 million versus foreign currency gain of $2 million.

Net loss attributable to Quiksilver, Inc. was $31 million, or $0.19 per share, compared with $23 million, or $0.14 per share.

Pro-forma loss, which excludes restructuring charges and asset impairments, net of tax, was $26 million and $20 million, or $0.16 per share and $0.12 per share, respectively.

Pro-forma Adjusted EBITDA was $13 million compared with $20 million, with the decline largely driven by the $5 million change in foreign currency loss noted above.

Fiscal 2013 Q1 Net Revenue Highlights:

Net revenues (in constant currency) by brand and channel for the first quarter of fiscal 2013 compared with the first quarter of fiscal 2012 were as follows.

Brands (constant currency):

•	Quiksilver was down 7% to $179 million;

•	Roxy decreased 7% to $115 million; and,

•	DC was up 1% to $109 million.

Distribution channels (constant currency):

•	Wholesale business was down 8% to $268 million;

•	Retail was down 1% to $129 million. First quarter same store sales in company-owned retail stores decreased 1% on a global basis; and,

•	E-commerce was up 39% to $33 million.

Emerging markets generated net revenue growth of 15%, in constant currency.

About Quiksilver:

Quiksilver, Inc. is one of the world’s leading outdoor sports lifestyle companies. Quiksilver designs, produces and distributes a diversified mix of branded apparel, footwear and accessories. The company’s apparel and footwear brands, inspired by the passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding. The company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. Quiksilver’s corporate headquarters are in Huntington Beach, California.

Quiksilver, Inc. Reports First Quarter Fiscal 2013 Financial Results

March 7, 2013

Forward looking statements:

This press release contains forward-looking statements including but not limited to statements regarding the company’s three core long-term initiatives and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, and specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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NOTE: For further information about Quiksilver, Inc., please visit our website at www.quiksilverinc.com. We also invite you to explore our brand sites, www.quiksilver.com, www.roxy.com, www.dcshoes.com, www.lib-tech.com and www.hawkclothing.com.

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In thousands, except per share amounts	Three months ended January 31,
	2013	2012
Revenues, net	$431,018	$449,621
Cost of goods sold	211,311	221,671

Gross profit	219,707	227,950

Selling, general and administrative expense	225,259	230,415
Asset impairments	3,168	—

Operating loss	(8,720)	(2,465)

Interest expense	15,507	15,045
Foreign currency loss (gain)	3,173	(1,850)

Loss before provision for income taxes	(27,400)	(15,660)

Provision for income taxes	3,224	5,250

Net loss	(30,624)	(20,910)
Less: net income attributable to non-controlling interest	(505)	(1,695)

Net loss attributable to Quiksilver, Inc.	$(31,129)	$(22,605)

Net loss per share attributable to Quiksilver, Inc., basic and diluted	$(0.19)	$(0.14)

Weighted average common shares outstanding, basic and diluted	165,767	163,363

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands	January 31, 2013	January 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$68,361	$94,435
Trade accounts receivable (net of allowance of $46,378 and $44,126 respectively)	339,580	321,785
Other receivables	31,869	23,226
Income taxes receivable	1,010	—
Inventories	419,191	412,291
Deferred income taxes - short-term	27,612	23,844
Prepaid expenses and other current assets	37,915	33,602

Total Current Assets	925,538	909,183

Fixed assets, net	239,950	235,537
Intangible assets, net	140,090	137,364
Goodwill	277,250	267,131
Other assets	45,463	58,981
Deferred income taxes - long-term	119,661	108,469

Total Assets	$1,747,952	$1,716,665

LIABILITIES AND EQUITY
Current Liabilities
Lines of credit	$11,897	$6,267
Accounts payable	221,696	225,439
Accrued liabilities	109,842	109,182
Current portion of long-term debt	42,358	4,444
Income taxes payable	—	14,553

Total Current Liabilities	385,793	359,885

Long-term debt, net of current portion	734,191	729,234
Other long-term liabilities	37,592	36,350

Total Liabilities	1,157,576	1,125,469

Equity
Common stock	1,702	1,683
Additional paid-in capital	555,905	539,387
Treasury stock	(6,778)	(6,778)
Accumulated deficit	(74,450)	(55,170)
Accumulated other comprehensive income	94,522	96,367

Total Quiksilver, Inc. Stockholders’ Equity	570,901	575,489
Non-controlling interest	19,475	15,707

Total Equity	590,376	591,196

Total Liabilities and Equity	$1,747,952	$1,716,665

QUIKSILVER, INC. AND SUBSIDIARIES

INFORMATION RELATED TO OPERATING SEGMENTS (UNAUDITED)

In thousands	Three months ended January 31,
	2013	2012
Revenues, net:
Americas	$186,284	$205,408
EMEA	171,174	168,874
APAC	72,876	74,593
Corporate operations	684	746

	$431,018	$449,621

Gross Profit:
Americas	$80,859	$87,928
EMEA	98,889	101,772
APAC	39,277	38,140
Corporate operations	682	110

	$219,707	$227,950

SG&A Expense:
Americas	$88,074	$89,481
EMEA	83,234	86,096
APAC	37,206	37,239
Corporate operations	16,745	17,599

	$225,259	$230,415

Asset Impairments:
Americas	$1,621	$—
EMEA	1,547	—
APAC	—	—
Corporate operations	—	—

	$3,168	$—

Operating Income (Loss):
Americas	$(8,836)	$(1,553)
EMEA	14,108	15,676
APAC	2,071	901
Corporate operations	(16,063)	(17,489)

	$(8,720)	$(2,465)

The Company’s references to emerging markets in this press release refer to net revenues generated in Brazil, Mexico, Korea, China, Indonesia, Taiwan and Russia collectively.

QUIKSILVER, INC. AND SUBSIDIARIES

GAAP TO PRO-FORMA RECONCILIATION (UNAUDITED)

In thousands, except per share amounts	Three months ended January 31,
	2013	2012
Net loss attributable to Quiksilver, Inc.	$(31,129)	$(22,605)
Restructuring charges, net of tax of $404 and $200, respectively	2,601	2,276
Non-cash asset impairments, net of tax of $556, and $0, respectively	2,612	—

Pro-forma loss	$(25,916)	$(20,329)

Pro-forma loss per share attributable to Quiksilver, Inc, basic and diluted	$(0.16)	$(0.12)

Weighted average common shares outstanding, basic and diluted	165,767	163,363

QUIKSILVER, INC. AND SUBSIDIARIES

ADJUSTED EBITDA & PRO-FORMA ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

In thousands	Three months ended January 31,
	2013	2012
Net loss attributable to Quiksilver, Inc.	$(31,129)	$(22,605)
Provision for income taxes	3,224	5,250
Interest expense	15,507	15,045
Depreciation and amortization	12,219	12,962
Non-cash stock-based compensation expense	7,336	6,977
Non-cash asset impairments	3,168	—

Adjusted EBITDA	$10,325	$17,629

Restructuring and other special charges	3,005	2,476

Pro-forma Adjusted EBITDA	$13,330	$20,105

Definition of Adjusted EBITDA and Pro-forma Adjusted EBITDA:

Adjusted EBITDA is defined as net income (loss) attributable to Quiksilver, Inc. before (i) interest expense, (ii) (benefit) provision for income taxes, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) non-cash asset impairments. Pro-forma Adjusted EBITDA is defined as Adjusted EBITDA excluding restructuring and other special charges (including, but not limited to, non-operating charges for gains and losses on lease exit activities as well as severance and other employee termination costs as a result of downsizing and reorganization). Adjusted EBITDA and Pro-forma Adjusted EBITDA are not defined under generally accepted accounting principles (“GAAP”), and may not be comparable to similarly titled measures reported by other companies. We use Adjusted EBITDA and Pro-forma Adjusted EBITDA, along with other GAAP measures, as measures of profitability because Adjusted EBITDA and Pro-forma Adjusted EBITDA compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and the expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization, as it is part of the non-cash impact of our asset base. We also remove from Pro-forma Adjusted EBITDA the impact of certain non-operating charges for gains and losses on lease exit activities as well as severance and other employee termination costs as these costs are not typically part of normal, day-to-day operations. Adjusted EBITDA and Pro-forma Adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense, the effect of non-cash asset impairments and the effect of restructuring and other special charges.

SUPPLEMENTAL EXCHANGE RATE INFORMATION

(Unaudited)

In order to better understand growth rates in our operating segments, we make reference to constant currency. Constant currency reporting improves visibility into actual growth rates as it adjusts for the effect of changing foreign currency exchange rates from period to period. Constant currency is calculated by taking the ending foreign currency exchange rate (for balance sheet items) or the average foreign currency exchange rate (for income statement items) used in translation for the current period and applying that same rate to the prior period. The following table presents revenues by segment in both historical currency and constant currency for the three months ended January 31, 2013 and 2012 (in thousands):

	Americas	EMEA	APAC	Corporate	Total
Historical currency (as reported)

January 31, 2013	$186,284	$171,174	$72,876	$684	$431,018
January 31, 2012	$205,408	$168,874	$74,593	$746	$449,621
Percentage (decrease) increase	-9%	1%	-2%		-4%

Constant currency (current year exchange rates)

January 31, 2013	$186,284	$171,174	$72,876	$684	$431,018
January 31, 2012	$203,629	$168,483	$73,615	$748	$446,475
Percentage (decrease) increase	-9%	2%	-1%		-3%